UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 18, 2006 (May 12, 2006)

Chemtura Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-15339 (Commission file number)	52-2183153 (IRS employer identification number)

199 Benson Road, Middlebury, Connecticut (Address of principal executive offices)		06749 (Zip Code)

(203) 573-2000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

          On May 15, 2006, Chemtura Corporation announced that it completed the sale of its Industrial Water Additives business to an affiliate of Close Brothers Private Equity LLP ("Close Brothers"), a U.K. firm. In connection with the transaction the Company received $85 million in cash which will be used primarily for debt reduction. Excluded from the sale is the LiquiBrom product line and no facilities were included in the transaction. The Company will continue to manufacture products in its Adrian, Michigan and Trafford Park, U.K. facilities and sell to the purchaser via supply agreements. BWA Water Additives, a Close Brothers affiliate, will act as distributor for the LiquiBrom product line. There will be no gain or loss booked on the transaction, which is expected to be dilutive to earnings by $0.01 in 2006 and $0.02 in 2007. Industrial Water Additives had pro forma 2005 revenues of approximately $80 million, excluding the LiquiBrom line.

A copy of the Sale and Purchase Agreement dated as of May 12, 2006, by and among Chemtura Corporation, various subsidiaries of Chemtura Corporation and MCAW Group Limited, is attached hereto as Exhibit 10.1 and is incorporated by reference herein

Item 9.01 Financial Statements and Exhibits.

                *                 *                *

         (d)     Exhibits.

Exhibit Number 10.1	Exhibit Description Sale and Purchase Agreement dated as of May 12, 2006, by and among Chemtura Corporation, various subsidiaries of Chemtura Corporation and MCAW Group Limited

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chemtura Corporation (Registrant)
By: /s/ Barry J. Shainman Name: Barry J. Shainman Title: Vice President and Secretary

Date:     May 18, 2006

Exhibit Index
Exhibit Number 10.1	Exhibit Description Sale and Purchase Agreement dated as of May 12, 2006, by and among Chemtura Corporation, various subsidiaries of Chemtura Corporation and MCAW Group Limited